Exhibit 99.5 The following is a transcript of the video Spirit Airlines, Inc. sent to its Team Members on July 27, 2022. • Hey everyone. • Earlier today, we announced an agreement to combine with JetBlue. • I’ll be hosting a Town Hall shortly, but wanted to share a quick update with you first. I know this news is a lot, and I want to share why we now believe this is a great path forward for Spirit and where we go from here. • Throughout our negotiations, taking care of our Spirit Family has been incredibly important, and I’m pleased to share that JetBlue has committed to welcoming our Spirit Team Members and growing a presence here in Florida. • I know many of you were excited about the opportunity to combine with Frontier, so let’s look at how we got here. • As you know, about a month after we announced our agreement with Frontier, JetBlue made a competing proposal to acquire Spirit. After that, our Board worked with legal and financial advisors to conduct a robust evaluation of the JetBlue proposal, which included a lot of discussions with JetBlue, Frontier and our stockholders. • Throughout that process, our Board remained committed to the Frontier transaction. However, on Wednesday, Frontier and Spirit mutually decided to terminate the merger agreement as the Spirit stockholder vote was not headed toward approval. After many twists and turns, our discussions with JetBlue resulted in a significantly improved offer that assigns even greater value to our business and our team in terms of economics and regulatory provisions. This is a testament to everyone’s contributions to making Spirit the airline we are today. • I’m especially proud of the protections we’ve secured for our Spirit Family. I want to reiterate, JetBlue is committed to welcoming our Spirit Team Members and growing a presence in Florida. • So, what’s next? • We’ve got a long road ahead. Today’s announcement is just the first step. As with the Frontier deal, the JetBlue transaction will require stockholder and regulatory approval, and we’ll continue to operate separately throughout the approval process. • Until the transaction closes, it’s business as usual: from staffing, to flights, to new gates and stations. Nothing changes right now for our Spirit Family, we just continue running a great airline.

• I’m so proud of our team and appreciate the hard work and dedication that got us to this point. Despite the distractions, everyone’s stayed focused on serving each other and our Guests with patience and professionalism. • I’m sure you have a lot questions – so please join me at the Town Hall where I’ll answer as many as possible. Look for that invite coming from Spirit LiNK. • Thanks again for your continued support.